Exhibit 107
Calculation of Filing Fee Tables
Form
S-3ASR
(Form Type)
Walgreens Boots Alliance, Inc.
(Exact Name of Registrant as Specified in Its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	Debt Securities	(1)	(2)	(2)	(2)	(1)	(1)

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A

	Total Offering Amounts					(2)		(1)

	Total Fees Previously							N/A

	Total Fee Offsets							N/A

	Net Fee Due							(1)

(1)	Pursuant to Rules 456(b) and 457(r) under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is deferring payment of all applicable registration fees.
(2)
An indeterminate number or amount of debt securities is being registered hereunder as may from time to time be offered at indeterminate prices. Any registration fees will be paid subsequently on a pay-as-you-go
basis in accordance with Rule 457(r) under the Securities Act.